Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 12, 2026, with respect to the consolidated financial statements included in the Annual Report of AVITA Medical, Inc. on Form 10-K for the year ended December 31, 2025. We consent to the incorporation by reference of said report in the Registration Statements of AVITA Medical, Inc. on Form S-3 (File No. 333-271276, effective date April 25, 2023) and on Forms S-8 (File No. 333-289439, effective August 8, 2025, File No. 333-281424, effective date August 8, 2024; File No. 333-273072, effective date June 30, 2023; File No. 333-250924, effective date November 24, 2020; and File No. 333-248446, effective date August 27, 2020).

/s/ GRANT THORNTON LLP

Newport Beach, California
February 12, 2026